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                                   EXHIBIT 5
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                                                      Direct Dial (205) 521-8000


                                 July 17, 1997


Board of Directors
Martin Industries, Inc.
301 East Tennessee Street
Florence, Alabama  35631


Gentlemen:

         In our capacity as counsel for Martin Industries, Inc., a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-8 (the "Registration Statement"), in form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, relating to the proposed offering of up to 100,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company pursuant to the Company's 1996 Non-Employee Directors' Stock Option and Deferred Compensation Plan (the "Plan"). In this connection, we have examined such records, documents and proceedings as we have deemed relevant and necessary as a basis for the opinion expressed herein.

         Upon the basis of the foregoing, we are of the opinion that the shares of the Common Stock of the Company referred to above to be offered under the Registration Statement have been duly authorized and, when issued and delivered in accordance with the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the above-referenced Registration Statement.

                               Yours very truly,


                               /s/ Bradley Arant Rose & White LLP
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